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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 19, 1995




                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)




         NEVADA                          0-16741               94-1667468
(State or other jurisdiction           (Commission          (I.R.S. Employer
     of incorporation)                 File Number)       Identification Number)




               5005 LBJ FREEWAY, SUITE 1000, DALLAS, TEXAS  75244
                    (Address of principal executive offices)


                                 (214) 701-2000
                          (Registrant's Telephone No.)

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ITEM 5.      OTHER EVENTS


             On June 16, 1995, the Board of Directors of Comstock Resources, Inc. (together with its subsidiaries, the "Company") created a new series of the Company's preferred stock ($10.00 par value) consisting of 1,500,000 shares designated as the Series 1995 Convertible Preferred Stock (the "Series 1995 Preferred"). On June 19, 1995, the Company sold 1,500,000 shares in a private placement for $15 million to certain investors and investment funds represented by Trust Company of the West.

             The Series 1995 Preferred bears quarterly dividends at the rate of 22 1/2c. on each outstanding share (9% per annum of the par value) and is payable when, as and if declared by the Board of Directors on March 31, June 30, September 30 and December 31, of each year commencing on June 30, 1995. Dividends on the Series 1995 Preferred are cumulative from the date of issuance (June 19, 1995). The Company can elect to pay the dividends in cash or in shares of the Company's common stock valued at 80% of the lower of the 5 or 30 trading day average closing price of the common stock.

             On June 30, 2000 and on each June 30, thereafter, so long as any shares of the Series 1995 Preferred are outstanding, the Company is obligated to redeem 300,000 shares of the Series 1995 Preferred at $10.00 per share plus accrued and unpaid dividends. The mandatory redemption price may be paid either (i) in cash or (ii) in shares of common stock, at the option of the Company. If the Company elects to pay the mandatory redemption price in shares of common stock, the Company must deliver to the holders of the Series 1995 Preferred shares being redeemed that number of shares of common stock determined by multiplying the number of shares of Series 1995 Preferred then required to be redeemed by the mandatory redemption price, and then dividing the product thereof by 80% of the lower of the 5 or 30 trading day average closing price of the common stock.

             The holders of the Series 1995 Preferred have the right, at their option, to convert all or any part of such shares into shares of common stock of the Company at any time at the initial conversion price of $5.25 per share of common stock, subject to adjustment. The Company has the option to redeem the shares of Series 1995 Preferred after providing the holders of the Series 1995 Preferred a specified rate of return on the initial purchase.

             In the event of dissolution, liquidation or winding-up of the Company, the holders of the Series 1995 Preferred are entitled, after payments of all amounts payable to the holders of preferred stock senior to the Series 1995 Preferred, to receive out of the assets remaining $10.00 per share, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for payment to the holders of the common stock.

             The holders of the Series 1995 Preferred are entitled to vote with the holders of common stock on all matters submitted to a vote of the holders of shares of common stock on





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an "as converted" basis.  Upon the occurrence of an event of noncompliance, as defined in the documents governing the Series 1995 Preferred, the holders of the Series 1995 Preferred have the right to elect two directors to the Board of Directors of the Company.

             The Company may not, so long as the Series 1995 Preferred is outstanding, alter any of the rights, preferences or powers of the Series 1995 Preferred or issue any shares of stock ranking on a parity with or senior to the Series 1995 Preferred unless all of the holders of the Series 1995 Preferred outstanding have consented thereto. Holders of not less than 70% of the Series 1995 Preferred have the right to approve (1) a merger of the Company where the Company is not the surviving corporation; (2) the issuance of more than 20% of the Company's common stock in connection with a merger or acquisition; (3) the sale or disposition of substantially all of the Company's assets; (4) payment of any dividend or distribution, on or for the redemption of common stock of the Company in excess of $50,000 a year; or (5) an increase in the number of shares of common stock issuable under the Company's 1991 Long-term Incentive Plan (except in certain circumstances).


ITEM 7.      FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

             c.   Exhibits

                  2 (a) Stock Purchase Agreement dated June 16, 1995 between the Company, Trust Company of the West and certain other parties named therein.

                  4 (a) Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of the Series 1995 Convertible Preferred Stock.

                  20 (a)     Press Release issued June 19, 1995.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   COMSTOCK RESOURCES, INC.




Dated:  June 26, 1995                        By:   /s/ROLAND O. BURNS
                                                      ROLAND O. BURNS
                                                      Senior Vice President,
                                                      Chief Financial Officer,
                                                      Secretary, and Treasurer
                                                      (Principal Financial and
                                                      Accounting Officer)





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                                 EXHIBIT INDEX



Exhibit Number                                      Description
- --------------                                      -----------
2 (a)                             Stock Purchase Agreement dated June 16, 1995
                                  between the Company, Trust Company of the West
                                  and certain other parties named therein.


4 (a)                             Certificate of Voting Powers, Designations,
                                  Preferences, and Relative, Participating,
                                  Optional or Other Special Rights of the Series
                                  1995 Convertible Preferred Stock.

20(a)                             Press Release issued June 19, 1995.